EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                             FIRST QUARTER 1999


(1) In the first quarter of 1999 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2) EUA Energy advanced $750,000 in loans to TransCapacity in the first quarter of 1999. On a cumulative basis EUA has invested $18,100,000 in TransCapacity.

(3) Services were provided by three (3) EUA Service Corporation staff personnel in the following areas: Management and Taxation.

(4)  TransCapacity L.P. Financial Statements for the first quarter 1999.

                     TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED BALANCE SHEET
                              March 31, 1999
                                 (Unaudited)
                           (In Thousands of Dollars)

                                  ASSETS
Fixed Assets:
    Property and equipment, net                        $145
    Other Assets                                        298
           Total fixed Assets                           443
Current Assets:
    Cash and temporary Cash Investments                 180
    Accounts Receivable                                  32
    Prepayments and Other Assets                         40
    Total Current Assets                                252
TOTAL ASSETS                                           $695

                               LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity         ($17,641)
    Partnership Equity - NCRSCo                        (367)
    Partnership Equity - TransCapacity SC              (539)
           Total Common Equity                      (18,547)
Long Term Liabilities:
    Notes Payable to EUA Energy                      15,250
           Total Long Term Liabilities               15,250
           Total Capitalization                      (3,297)
Current Liabilities:
    Accounts Payable                                     12
    Notes Payable                                        55
    Accrued Expenses                                  3,913
    Deferred Revenue                                     12
           Total Current Liabilities                  3,992
TOTAL LIABILITIES AND EQUITY                           $695


                       TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED INCOME STATEMENT
               For the Three Month Period Ended March 31, 1999
                                  (Unaudited)
                           (In Thousands of Dollars)

                                      QUARTER ENDED     YTD

Operating Revenue                            $117      $117

Operating Expenses:
    Data Acquisition/Comm  Expenses            53        53
    Research and Development Expenses         144       144
    General and Administrative Expenses       694       694
    Depreciation & Amortization                53        53
           Total Operating Expenses           944       944
Operating Income                             (827)     (827)
Other Income and Deductions                    (5)       (5)
    Income Before Interest Charges           (832)     (832)
Interest Charges                              322       322
    Income After Interest Charges          (1,154)   (1,154)
Pre-tax Net Income                        ($1,154)  ($1,154)


                     TRANSCAPACITY LIMITED PARTNERSHIP
                           STATEMENT OF CASH FLOWS
                 For the Three Months Ended March 31, 1999
                                 (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                              ($1,154)
    Depreciation & Amortization                          53
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                     (43)
        Accounts & Notes Payable                          2
        Accrued Expenses                                343
        Other (Net)                                       4
           Net Operating Activities                    (795)
Financing Activities:
    Long Term Debt                                      750
Net Financing Activities                                750
Investing Activities:
    Payments for Affiliate Expenses                      (7)
    Capital Expenditures                                (20)
           Net Investing Activities                     (27)
Cash Provided                                          ($72)


                     EUA ENERGY INVESTMENT CORPORATION
                        INVESTMENT IN TRANSCAPACITY L.P.
                               FIRST QUARTER 1999

(5) Number of transactions processed by TransCapacity L.P. during the first quarter of 1999.
     Answer - 1699

     Number of transactions processed by TransCapacity L.P. during the first quarter of 1999 for customers located in New England.
     Answer - 18

(6) Number of TransCapacity L.P. customers as of the end of the first quarter of 1999.
     Answer -  15

     Number of TransCapacity L.P. customers as of the end of the fourth quarter of 1999 located in New England.
     Answer - ONE